Quest Signs MOU For Oil Producer In USA

ARLINGTON, Texas, Nov. 17, 2004 (PRIMEZONE) -- Texas Quest Oil Corp. (OTCBB:QOIL) has signed a memorandum of understanding to acquire Graham Petroleum Corporation (GPC), a private Illinois company founded in 1967 whose projects include ten prospects in the Illinois Basin and seven producing oil wells.

"This acquisition will establish Quest as a producer of oil," Quest Oil Chief Financial Officer, Cameron King said. "We have gained a potentially low-cost, low-risk entry into the oil production business, one of the fundamental segments of our industry."

The first two prospects to be drilled are "The Charleston North" and "The Coil South". The Charleston North under independent review from a licensed independent Geologist, Mr. Charles Wiles, submits that "This prospect, as based on reviewed areas, has the potential of finding a field with 2,000,000 or more barrels of oil." Similar comments are documented for the Coil South prospect by the independent Professional Geologist Mr. Jeffrey L. Hoy.

"Using Graham Petroleum as a foothold, we expect to partner with other entities such as regional oil companies to facilitate the broader value chain of investment, with the primary purpose of using redevelopment as a leveraging vehicle into upstream oil and gas opportunities and profitability," King said. "Our focus remains on the front end of the value chain. Our interest in developing the Graham properties is to allow us to do what we can do well -- explore for, develop and market valuable energy resources."

The planned redevelopment holds numerous advantages for delivering oil to North America's Heartland: Situated in a mature industrial zone, the projects enjoy a supportive relationship with the local government and surrounding community; the Illinois Basin has a complete oil and gas infrastructure, relative to other North American development projects.

Quest Oil Corporation's mission is to optimize the development of oil & gas resources out of its petroleum licenses in order to create the greatest value for its shareholders. "Quest Oil is actively negotiating prospects for exploring and producing oil and gas in Alberta, Canada one of the world's top Oil reserve countries. We are making a concerted effort to extend our oil and gas exploration in North America, as well as in other producing regions. Participating in the development of North American oil and gas resources is becoming more necessary in the upstream industry and is consistent with Quest's growth strategy going forward," King explained.

For more information about how Quest Oil is bringing excellence to the surface, please visit: Quest Oil Corporation.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Quest believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Quest makes these forward-looking statements in good faith, neither Quest nor its management can guarantee that the anticipated future results will be achieved. See Regulatory Matters and Additional Factors Affecting Business in the Management's Discussion and Analysis included in the company's 2004 Annual Report on Form 10-K.

CONTACT: Quest Oil Corporation
Cameron King
cking@questoil.com